EXHIBIT 10.110

                              Aurora Capital Corp.
                           425 Park Avenue - 5th Floor
                             New York, NY 10022-3506
                               (p) (212) 832-1540
                               (f) (212) 754-6262
                        (e-mail 71303.1637@compuserve.com

March 28, 1996


Mr. David D. Derrick
Chairman and CEO
Biomune Systems, Inc.
540 Arapeen Drive, Suite 202
Salt Lake City, Utah  84108

Dear David:

     This letter and its related term sheet and Initial Prospective Investor List shall supersede our prior letter and the related term sheet, both of which were dated March 21, 1996.

     Enclosed is a draft proposed term sheet for "Reg D" private placement that I believe would be the most appropriate form of financing for Biomune at this time.

     The size is approximately $6 - $7.5 million (gross) which should be sufficient to give the Company adequate assets to qualify for NASDAQ-NMS (national market), assuming other qualifying tests are met. The estimated pricing would be approximately 20% below some average market value of the publicly traded common stock for some period of time immediately prior to each closing. If the average market price was $2 13/16, this offering would be priced at $2.25. The shares purchased in this offering would not be immediately liquid in the public markets. The Company would use its best efforts to file a registration statement within 90 days after the final closing.

     The proposed timing calls for completion before June 15, 1996, which should provide supplemental funding for the nutraceutical marketing and distribution launch, for expanded phase II clinical trials, for inception of phase I clinical trials for some level of warrant redemptions (to be determined) and for other purposes.

     The proposed structure, which calls for a substantially institutional placement, should put the Company in a strong negotiating position as the offering approaches a first closing with respect to certain warrant holders' registration rights.

     Such an offering would establish a strong institutional base of investors, something that you have expressed as being desirable. Such an institutional investor base may attract sell-side research, new market makers and cause more buy-side and sell-side parties to "watch" Biomune's stock. In effect, the Company would be on more radar screens.

     Aurora Capital Corp. would serve as the exclusive placement agent, unless, as described in the enclosed term sheet, Allen & Co. agrees to serve as co-exclusive placement agent and Aurora Capital Corp. would be happy, subject to its discretion, to permit other firms to participate as selected dealers (the private placement equivalent of selling group members). Upon signing below, Biomune agrees to work exclusively with Aurora Capital Corp. in respect of any equity, debt, or similar offering from the date first noted above through June 15, 1996. Any agreement in effect a of the date first noted above, with Flurina Development, S.A. or an affiliate shall not represent a violation of this exclusivity. However, Biomune agrees to consult with Aurora before accepting any funding under such agreement or agreements. Furthermore, Aurora shall have a right of first refusal on future exempt private placement commencing ont he date of the First Closing and which right of first refusal shall expire on December 31, 1996.

     The draft proposed term sheet shall serve as the basic structure under which both Biomune and Aurora are prepared to work together. However, both Aurora and Biomune recognize that as Confidential Private Placement Memorandum drafting and due diligence proceed and as marketing advances, factors may come to the attention of either of us that would cause us in good faith, to propose changes to this working structure. Both parties agree to work in good faith with one another to reach agreement in respect of any changes that cannot be anticipated at this time. Both Aurora and Biomune understand that a significantly more detailed sales agency agreement shall be entered into at the time of the First Closing and that such sales agency agreement shall include appropriate representations and warranties and indemnifications.

     If the above is satisfactory, please indicate so by signing below as soon as possible. The proposed time frame is very tight considering a confidential private placement memorandum has not as yet been written. Although a substantial amount of due diligence has already been completed there is additional and on-going due diligence to do.

     Thank you for your consideration of the above.

     I look forward to working with you and your team on this exciting project.

Sincerely,
Aurora Capital Corp.


/s/  Jeff Elliot Margolis
Jeff Elliot Margolis
President and CEO

The above is acceptable and in accordance with our understanding.

BIOMUNE SYSTEMS, INC.


By:  /s/  David G. Derrick
          Signature

Title:    Chairman

          David G. Derrick
          Print Name


Date:     April 1, 1996